Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ocean Power Technologies, Inc. on Form S-3 (No. 333-275843, No. 333-273044, and No. 333-281283) and Form S-8 (No. 333-208522, No. 333-214316, No. 333-224436, No. 333-232755, No. 333-252372, No. 333-262684, No. 333-269344, and No. 333-277728) of our report dated July 25, 2024, on our audits of the financial statements as of April 30, 2024 and 2023 and for each of the years then ended, which reports are included in this Annual Report on Form 10-K, as amended by this Form 10-K/A. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, NJ

August 28, 2024